Exhibit 5.03

[MORGAN, LEWIS & BOCKIUS LLP LETTERHEAD]

January 14, 2009

System Energy Resources, Inc.
Echelon One
1340 Echelon Parkway
Jackson, Mississippi 39213

Ladies and Gentlemen:

We have acted as counsel for System Energy Resources, Inc., an Arkansas corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of $150,000,000 in aggregate principal amount of its First Mortgage Bonds (the "Bonds") to be issued in one or more series by the Company, and for the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Mortgage and Deed of Trust, dated as of June 15, 1977, as heretofore supplemented and modified (the "Mortgage") between the Company and The Bank of New York Mellon, as successor Trustee, under which the Bonds are to be issued.

Subject to the qualifications and assumptions stated in the Registration Statement and the limitations and qualifications set forth hereinafter, we are of the opinion that the Bonds, when issued and delivered as contemplated in the Registration Statement and the Mortgage, will be legally issued and will be binding obligations of the Company.

For purposes of the opinions expressed above, we have assumed (a) that the Bonds will be issued and delivered in compliance with appropriate action with regard to the issuance of the Bonds by and before the Federal Energy Regulatory Commission under the Federal Power Act and any other applicable regulatory body, (b) that the Bonds will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Board of Directors of the Company, (c) amounts to be charged or collected by holders of the Bonds in the nature of interest will not cause the interest charged, paid, or payable on the Bonds to be usurious under applicable law, and (d) at the time the Bonds are issued (i) there shall not have occurred any change in law affecting the validity or enforceability of the Bonds or the Mortgage and (ii) none of the terms of the Bonds, nor their issuance, nor the Company's compliance with the terms of the Bonds will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

This opinion is limited to the laws of the States of New York, Arkansas and Mississippi and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Arkansas, we have relied upon the opinion of Friday, Eldredge & Clark, LLP which is being filed as Exhibit 5.01 to the Registration Statement. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Mississippi, we have relied upon the opinion of Wise Carter Child & Caraway, Professional Association which is being filed as Exhibit 5.02 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.03 to the Registration Statement and to the references to our firm in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP